Exhibit 23.01



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
UFP Technologies, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-2248 and No. 33-76440) on Form S-8 of UFP Technologies, Inc. of our report dated February 7, 1997, relating to the consolidated balance sheets of UFP Technologies, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows and the related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of UFP Technologies, Inc.


                                             /s/ KPMG PEAT MARWICK LLP
                                             -------------------------
                                             KPMG Peat Marwick LLP


Boston, Massachusetts
February 7, 1997